EXHIBIT 10.2

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), dated as of the 15th day of September, 2023 (the “Effective Date”), is made and entered into by and between Tingo Group, Inc., a Delaware corporation (the “Company”), and Darren Mercer, an individual (“Executive”), collectively referred to hereinafter as the “Parties” or individually as a “Party”.

WHEREAS, Executive has been an employee of the Company pursuant to that certain Employment Agreement between the Parties, dated May 10, 2022 (“Employment Agreement”);

WHEREAS, Executive and the Company wish to terminate their employment relationship on mutually acceptable terms and conditions; and

WHEREAS, Executive seeks to have certain obligations of the Company hereunder guaranteed by the Guarantors, as such term is defined herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Definitions.

1.1. Affiliate means, with respect to a specified Person, (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities or other voting ownership interests of the specified Person, (ii) any Person 10% or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, (iv) a partnership in which the specified Person is a general partner, (v) any officer, director, manager, employee, attorney, advisor, or representative of the specified Person, (vi) if the specified Person is a member, manager, shareholder, director, officer, employee, attorney, advisor, or representative of any entity, any other entity for which the specified Person acts in any such capacity, and (vii) if the specified Person is an individual, all advisors, agents, heirs, assigns, and personal representatives of such Person.

1.2. “Agreement” has the meaning set forth in the preamble above.

1.3. “Company” has the meaning set forth in the preamble above, and includes all subsidiaries.

1.4. “Confidential Information” has the meaning set forth in Section 12.3 below.

1.5. “Effective Date” has the meaning set forth in the preamble above.

1.6. “Employment Agreement” has the meaning set forth in the recitals above.

1.7. “Executive” has the meaning set forth in the preamble above, including Executive’s representatives, agents, heirs, executors, administrators and/or assigns.

1.8. “Leakout Period” has the meaning set forth in Section 3.3 below.

1.9. “Lockup Period” has the meaning set forth in Section 3.3 below.

1.10. “Party” and “Parties” have the meaning set forth in the preamble above.

1.11. “Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

1.12. “Proceeding” has the meaning set forth in Section 12.1 below.

1.13. “Separation Payment” has the meaning set forth in Section 3 below.

1.14. “Separation Shares” has the meaning set forth in Section 3.2 below.

2. Termination of Employment and Termination of all Other Relationships. The Parties hereby terminate the Employment Agreement, effective as of the Effective Date. To the extent that Executive serves as a director or officer of the Company or any subsidiary thereof, Executive hereby resigns any such directorship or office, effective as of the Effective Date. Without limiting the foregoing. Except for the obligations of the Parties to each other created by this Agreement, the Parties understand and agree that upon the execution of this Agreement by the Parties, the Parties intend, and hereby do, sever all relationships between the Company and Executive, including but not limited to all economic relationships, contractual relationships, and/or implied relationships.

Exhibit 10.2 – Page 1

3. Separation Payments to Executive. In lieu of any further compensation or benefits, whether accrued or otherwise, under the Employment Agreement, the Parties agree that the Company shall pay Executive, in full and final settlement of any and all claims of Executive under the Employment Agreement, the sum of Two Million Dollars ($2,000,000) and Five Million (5,000,000) shares of common stock of the Company (collectively, the “Separation Payment”), in the following proportion:

3.1. Cash. The Company agrees to pay the following via wire transfer in immediately available funds to an account designated by Executive as follows:

3.1.1. One Million Dollars ($1,000,000) on or before the seventh (7th) day following the Effective Date;

3.1.2. One Million Dollars ($1,000,000) on or before the forty-fifth (45th) day following the Effective Date; and

3.2. Shares. Five Million (5,000,000) shares of common stock of the Company (“Separation Shares”), to be delivered to Executive on or before the seventh (7th) day following the Effective Date.

3.3. Lockup and Leakout.

3.3.1. Executive agrees that he will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any of the Separation Shares for the ninety (90) day period following the Effective Date (the “Lockup Period”); provided however, that should the Company default in its obligations pursuant to either Section 3.1 or 3.2 above, the obligations of Executive with respect to this Section 3.3.1 shall have no force or effect.

3.3.2. For the 6-month period following the end of the Lockout Period (the “Leak-Out Period”), Seller shall be able to sell the Separation Shares, provided that any such sales for a given trading day, together with sales of all other shares of common stock held by Executive, do not exceed Ten Percent (10%) of the trading volume of the Company’s shares for such day; provided, however, that such limitation shall not apply to an off-market sale by Executive of the Separation Shares. Following the end of the Leak-Out Period, Executive shall be entitled to sell any or all of the Separation Shares in Executive’s sole and absolute discretion. Notwithstanding the foregoing, should the Company default in its obligations pursuant to either Section 3.1 or 3.2 above, the obligations of Executive with respect to this Section 3.3.2 shall have no force or effect.

4. Acknowledgment. Executive understands that the Separation Payment represents the Company’s sole financial obligation to Executive from and after the Effective Date, and that, without limiting the foregoing, Executive is not entitled to severance or separation pay, expense reimbursements, or other benefits or emoluments under any other plan, policy or agreement, and that any other prior agreements and understandings between the Company and Executive shall from and after the Effective Date be null and void and of no force and effect.

5. Release of Claims. Each Party, for himself or itself and on behalf of his or its Affiliates, hereby releases and forever discharges the other Party and each of such other Party’s Affiliates from and against any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of any matter, cause, fact, thing, act, or omission whatsoever, occurring or existing at any time prior to and including the Effective Date.

6. No Admission of Liability. Neither this Agreement nor anything contained herein, nor any action taken by any Party hereunder shall be construed as evidence of the validity of any claims nor an admission of the same by any such Party.

7. Covenant Not to Sue. Each Party, on behalf of himself or itself, and each of his or its respective Affiliates, covenants with the other Party not to institute, maintain, prosecute, or voluntarily aid any legal or equitable action or proceeding against such other Party or such other Party’s Affiliates, whether affirmatively, by cross-complaint, defense, counterclaim, or by any other means, in any jurisdiction relating to any claim against the other; provided that this covenant not to prosecute does not extend to any action arising out of a breach by any of the Parties of his or its obligations under this Agreement.

8. Mutual Non-Disparagement. Each Party agrees that he/it will not (and the Company will cause its officers and directors not to) intentionally defame, slander, disparage, criticize, or otherwise speak or communicate in a derogatory manner about the other Party.

Exhibit 10.2 – Page 2

9. Compliance with Law or Legal Process. Nothing in this Agreement prohibits or restricts any Party or such Party’s attorneys from their rights to: (i) disclose relevant and necessary information or documents (including, without limitation, Confidential Information) in any action, investigation, or proceeding as required by law or legal process; or (ii) participate, cooperate, or testify truthfully in any action, investigation, or proceeding with, or provide information to, any self-regulatory organization, any governmental agency, or legislative body.

10. No Assignment of Claims; Authority. Each Party, on his or its own behalf and, to the fullest extent permitted by law, on behalf of his or its successors, assigns, parents, managers, Affiliates, former and current shareholders, members, managers, employees, officers, directors, independent contractors, representatives, trustees, beneficiaries, attorneys, current and former spouse(s), executors, heirs, personal representatives, and agents, represents and warrants that he/it has not encumbered the claims released in this Agreement, nor sold, assigned, or otherwise transferred any claim released in this Agreement to any Person, and that he/it has the full right, authority, and power to grant, execute, and deliver the release of claims contained in this Agreement and to otherwise execute this Agreement.

11. Agreement to Indemnify. Each Party, on behalf of itself or himself and each of their respective Affiliates, hereby agrees to indemnify the other Party (the “Indemnified Party”) from and against any and all liabilities, losses, damages, costs, or expenses (including without limitation court costs and reasonable fees of attorneys, accountants, and expert witnesses) (collectively, “Claims”) relating to any action or other proceeding instituted, maintained, prosecuted by, or voluntarily aided by such Party or any of its or his Affiliates where such action or proceeding is contrary to the provisions of this Agreement. This indemnity obligation will be deemed to be breached and a cause of action will accrue thereon immediately upon the commencement of any action that is contrary to this Agreement, and in any such action the Indemnified Party may plead this Agreement as a defense or may assert this Agreement by counterclaim or cross-claim. Not in limitation of the foregoing, the Company hereby reaffirms its obligation to indemnify the Executive from and against any Claims arising in connection with or as a result of the Executive’s service as an officer, director, employee or other service provider to the Company or any subsidiary or affiliate thereof, to the same extent as existed immediately prior to the termination of the Executive’s employment hereby.

12. Confidentiality and Security.

12.1. Covenant of Confidentiality. Except as otherwise set forth herein or in connection with any action or proceeding to enforce the terms of this Agreement, each Party will treat and hold as such all of the Confidential Information received from the other Party in confidence, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the other Party or destroy, at the request and option of such other Party, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that a Party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process (each, a “Proceeding”) to disclose any Confidential Information, such Party will notify the other Party promptly of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with the provisions of this Section 12.1. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Party.

12.2. Equitable Remedies. Each Party acknowledges that any breach of this Agreement would cause the other Party to suffer irreparable harm for which monetary damages would be an inadequate remedy, and waives any claim to the contrary. Each Party therefore agrees that the other Party shall be entitled to an injunction restraining any actual or threatened breach of this Agreement, to specific performance where applicable, in addition to any other remedies to which he or it may be entitled, including monetary damages.

Exhibit 10.2 – Page 3

12.3. Definition of Confidential Information.

12.3.1. For purposes of this Agreement, “Confidential Information” means confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to, the other Party and his or its businesses and existing and prospective customers, suppliers, investors, and other associated third parties, and includes all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, structures, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, software-as-a-service products and programs, code, operating systems, software design, web design, work-in-process, databases, manuals, prototypes, concepts, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, any and all product related information including product testing and analysis results from third party vendors or internally by a Party, specifications, customer or end-user information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists, and certain other information considered confidential by a Party or his or its businesses or any existing or prospective customer, client, subscriber, patient, supplier, investor, or other associated third party, or of any other Person that has entrusted information to a Party in confidence, in each case whether or not marked. Each Party further acknowledges and understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

12.3.2. Notwithstanding the above, “Confidential Information” shall not include information that is generally available to and known by the public, provided that such disclosure to the public is through no direct or indirect fault of a Party or any Person acting on such Party’s behalf.

12.4. Return of Confidential Information. In connection with the termination of the Parties’ relationship but with the exception of any Confidential Information which has been prior to the execution and delivery hereof disclosed to the Company and retained by the Executive (for purposes of responding to a potential or actual Proceeding) with the consent of the Company (which such information shall be held in confidence by the Executive to the extent otherwise provided hereunder), each Party hereby represents and warrants that he or it has returned to the other Party or otherwise destroyed all documentation in his or its possession, custody, or control, whether in electronic, written, or other form and constituting Confidential Information and has not retained any copies thereof.

13. Miscellaneous.

13.1. Entire Agreement. This Agreement contains the entire understanding among the Parties, and supersedes as of the Effective Date any prior understandings, agreements, or representations, written or oral, of the Parties with regard to the subject matter of this Agreement.

13.2. Counterparts and Facsimile. This Agreement may be executed in separate counterparts and by facsimile or electronic transmission, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any Party hereto may execute this Agreement by signing any such counterpart.

13.3. Further Assurances; Additional Documents. Each Parties shall promptly execute such additional documents, instruments, and other items as the other Party may reasonably request from time to time for the purpose of effectuating this Agreement.

13.4. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable under any applicable law or rule, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected or impaired thereby.

13.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, assigns, beneficiaries, and personal representatives.

13.6. Modification, Amendment, Waiver, or Termination. No provision of this Agreement may be modified, amended, waived, or terminated except by an instrument in writing signed by the Parties.

Exhibit 10.2 – Page 4

13.7. Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any choice of law provisions that may direct the application of the laws of another jurisdiction. The Parties further agree to submit to the exclusive jurisdiction of the courts of the State of New York in any dispute arising out of or relating to this Agreement.

13.8. Confidentiality. The Parties agree that this Agreement and the terms and conditions of this Agreement are strictly confidential. No Party shall disclose, discuss with, or reveal the terms of this Agreement to, any other Person except (i) to governmental taxing authorities as required for tax filing purposes, (ii) to the Party’s attorneys, accountants, and other professionals with whom he or it may consult regarding the implications of any aspect of the Agreement, or (iii) as otherwise required by law.

13.9. Construction. The Parties agree that this Agreement was fully negotiated. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and this Agreement shall not be interpreted against either Party as the drafter of this Agreement. The Parties agree and acknowledge that they have retained separate legal counsel to review this Agreement and to provide them with legal advice prior to the execution of this Agreement.

13.10. Section Headings. The section headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no section heading had been used in this Agreement.

13.11. Pronouns. All pronouns and any variations thereof refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

13.12. Attorneys Fees. In the event a Party files any claim against the other Party relating to or arising in any way out of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, costs, and other expenses, including expert fees, incurred by such Party, in addition to any other relief.

Exhibit 10.2 – Page 5

IN WITNESS WHEREOF, the Parties and the Guarantors have executed this Agreement to be effective for all purposes as of the Effective Date.

“Executive”

Darren Mercer, individually

“Company”

TINGO GROUP, INC.

By:
Name:
Title:

Exhibit 10.2 – Page 6